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                                                                    Exhibit 99.2

          AMENDMENT No. 1 (this "Amendment"), dated as of March 15, 2005, to the Share Exchange Agreement (the "Agreement"), dated as of March 15, 2005 by and among EPIMMUNE INC., a Delaware corporation (the "Issuer"), and the shareholders of IDM S.A., a societe anonyme organized under the laws of France (the "Company"), listed on Exhibit A attached thereto (the "Principal Company Shareholders"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

                                    RECITALS:

          A. The Issuer and the Principal Company Shareholders have entered into the Agreement;

          B. The Principal Company Shareholders have appointed Helene Ploix, as Shareholder Representative, and have empowered her to execute amendments to the Agreement which may be necessary or desirable to complete the Agreement; and

          C. The Issuer and the Shareholder Representative, on behalf of the Principal Company Shareholders, have agreed to enter into this Amendment No. 1 to the Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the rights and obligations contained herein, and intending to be legally bound hereby, the Issuer and the Shareholder Representative hereby agree as follows:

          Section 1. Conditions to the Obligations of Each Party. The following shall be added to Section 7.01 of the Agreement:

          (i) Warrant Amendments. The Warrant Amendments set out in Section 6.16 have in fact been validly approved by the Company Shareholders' Meeting.

          Section 2. Shareholder Representative. The following shall be added to
Section 9.04 of the Agreement:

          (f) In the event of the death or permanent disability of the Shareholder Representative, or his resignation as the Shareholder Representative, a successor Shareholder Representative shall be elected by a vote of the Principal Company Shareholders holding at least a majority of the Expense Escrow Shares (or, if no Expense Escrow Shares remain, a majority of the Indemnity Escrow Shares). The Principal Company Shareholders shall cause to be delivered to the Issuer prompt written notice of such election of a successor Shareholder Representative. After the Shareholder Representative's death, disability or resignation (as the case may be) and pending the election of a successor Shareholder Representative, the Principal Company Shareholder holding the largest number of outstanding shares of the Company immediately prior to the Closing Date shall act as the interim Shareholder Representative. Each interim and successor Shareholder Representative shall have all the power, authority, rights,

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     obligations, duties and privileges conferred by this Agreement upon the original Shareholder Representative and the term "Shareholder Representative" as used herein will be deemed to include an interim or successor Shareholder Representative.

          Section 3. Form of Indemnity Escrow Agreement. The following shall be added as the penultimate paragraph of Section 1.07(a) of the form of Indemnity Escrow Agreement:

          Promptly upon receipt of any Claim Certificate or any amendment or supplement thereto, the Shareholder Representative shall notify each of the Principal Company Shareholders of the submission of such Claim Certificate and will as soon as reasonably practicable distribute to each Principal Company Shareholder a copy of such Claim Certificate.

          Section 4. Entire Agreement. The Agreement, as amended by this Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties and the Principal Company Shareholders with respect to the subject matter thereof and hereof. Except as amended by this Amendment, the Agreement shall continue in full force and effect in accordance with its terms.

          Section 5. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated by this Amendment is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated by the Agreement as amended by this Amendment to the fullest extent possible.

          Section 6. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          Section 7. Governing Law. (a) This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that jurisdiction, excluding (to the greatest extent a Delaware court would permit) any rule of law that would cause the application of the laws of any jurisdiction other than the State of Delaware.

          (b) The parties irrevocably agree that any dispute, controversy or claim arising out of or relating to this Amendment or the transactions contemplated thereby, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce as at present in


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force. The place of arbitration shall be Orange County, California and the number of arbitrators shall be three. Each of (i) the Shareholder Representative, on behalf of the Principal Company Shareholders, on the one hand, and (ii) the Issuer, on the other hand, shall designate one arbitrator and the two so designated arbitrators shall jointly designate the third arbitrator. If such designation is not made within fifteen (15) days of the designation of the second party designated arbitrator, the Secretary General of the International Court of Arbitration of the International Chamber of Commerce shall designate the third arbitrator. The language of the arbitral proceedings shall be English, but all submissions and written evidence may be in French or English.


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          IN WITNESS WHEREOF, the Issuer and the Principal Company Shareholders,
represented by the Shareholder Representative have executed, or have caused to be executed by their respective officers thereunto duly authorized, this Amendment as of the date first written above.

                                        EPIMMUNE INC.


                                        By: /s/ Emile Loria
                                            ------------------------------------
                                            Name: Emile Loria
                                            Title: President, Chief Executive
                                                   Officer and Director


                                        PRINCIPAL COMPANY SHAREHOLDERS,
                                        Represented by the Shareholder
                                        Representative


                                        By: /s/ Helene Ploix
                                            ------------------------------------
                                            Name: Helene Ploix